                                                                       EXHIBIT A

THE VONS COMPANIES, INC.
PHARMACISTS' 401(k) PLAN

FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2002 AND 2001, SUPPLEMENTAL
SCHEDULE AS OF DECEMBER 31, 2002 AND
INDEPENDENT AUDITORS' REPORT

THE VONS COMPANIES, INC. PHARMACISTS' 401(k) PLAN

TABLE OF CONTENTS

                                                                                                     PAGE
INDEPENDENT AUDITORS' REPORT                                                                          1

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
   DECEMBER 31, 2002 AND 2001:

   Statements of Net Assets Available for Benefits                                                    2

   Statements of Changes in Net Assets Available for Benefits                                         3

   Notes to Financial Statements                                                                     4-7

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2002 -

   Form 5500, Schedule H, Part IV, Line 4i - Supplemental Schedule of
     Assets Held for Investment Purposes                                                               8

Deloitte & Touche LLP
50 Fremont Street
San Francisco, California 94105-2230

Tel: (415)783-4000
Fax: (415)783-4329
www.deloitte.com

                                                        [DELOITTE & TOUCHE LOGO]

INDEPENDENT AUDITORS' REPORT

Safeway Benefit Plans Committee
  and Plan Participants:

We have audited the accompanying statements of net assets available for benefits of The Vons Companies, Inc. Pharmacists' 401(k) Plan (the "Plan") as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2002 and 2001, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets held for investment purposes as of December 31, 2002 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 2002 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as whole.

/s/ DELOITTE & TOUCH LLP

June 20, 2003

--------
DELOITTE
Touche
Tohmatsu
--------

THE VONS COMPANIES, INC. PHARMACISTS' 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2002 AND 2001 (IN THOUSANDS)

                                            2002      2001
ASSETS:
  Investments at fair value:
    Mutual funds                           $14,517   $16,248
    Safeway common stock                       257       199
    Short-term investment funds              2,619     2,272
    Participant loans                          339       141
                                           -------   -------

        Total investments                   17,732    18,860

Contributions receivable                       247       244
                                           -------   -------

        Total assets                        17,979    19,104

LIABILITIES:
  Accrued administrative expenses                7         -
  Due to broker for securities purchased         -         9
                                           -------   -------

        Total liabilities                        7         9
                                           -------   -------

NET ASSETS AVAILABLE FOR BENEFITS          $17,972   $19,095
                                           =======   =======

See notes to financial statements.

THE VONS COMPANIES, INC. PHARMACISTS' 401(k) PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 2002 AND 2001 (IN THOUSANDS)

                                                       2002        2001
ADDITIONS TO NET ASSETS AVAILABLE FOR BENEFITS:
  Investment income (loss):
    Net depreciation in fair value of investments    $ (3,865)   $ (1,584)
    Interest and dividend income                          378         502
                                                     --------    --------

         Total investment loss                         (3,487)     (1,082)

  Employee contributions                                2,657       2,337
  Employer contributions                                  247         243
                                                     --------    --------

         Total                                           (583)      1,498
                                                     --------    --------

DEDUCTIONS FROM NET ASSETS AVAILABLE FOR BENEFITS:
  Benefits paid to participants                           500         795
  Administrative expenses                                  40          30
                                                     --------    --------

         Total                                            540         825
                                                     --------    --------

NET (DECREASE) INCREASE                                (1,123)        673

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                                    19,095      18,422
                                                     --------    --------

  End of year                                        $ 17,972    $ 19,095
                                                     ========    ========

See notes to financial statements.

THE VONS COMPANIES, INC. PHARMACISTS' 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001

1.       PLAN DESCRIPTION

         The following description of the Vons Companies, Inc. Pharmacists' 401(k) Plan (the "Plan"), is provided for general information only. Participants should refer to the Summary Plan Description for more complete information about the Plan's provisions. The following description reflects all Plan amendments through December 31, 2002. On April 8, 1997, Safeway Inc. ("Safeway") acquired all of the outstanding common stock of The Vons Companies, Inc. ("Vons"). Vons has remained the Plan Sponsor. The Plan Administrator is the Benefit Plans Committee of Safeway Inc.

         GENERAL - The Plan is a defined contribution plan, which generally covers all eligible employees of Vons who are age 21 or older. Eligible employees are defined as any non-probationary pharmacist (i.e. full-time pharmacist who has been employed at least 45 days and any part-time pharmacist who has been employed at least 60 days) who is employed by Vons and who is a member of the United Food and Commercial Workers Local Union. Any eligible employee can become a plan participant on the entry date (first day of each calendar quarter). As of July 1, 2001, entry date is as soon as practicable after meeting eligibility requirements. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

         CONTRIBUTIONS - Employee contributions are made in the form of pretax salary deductions. Employees may elect to contribute 1% to 18% (25% effective July 1, 2001) of their eligible pay, up to a maximum contribution of $11,000 and $10,500 for the years ended December 31, 2002 and 2001, respectively. Distributions after age 59 1/2 are taxed as ordinary income and are subject to withholding. The Sponsor makes an annual matching contribution equal to the lesser of (a) one-half of the employee's contribution for the Plan Year; (b) $1,000; or (c) for any participant who works less than 1,800 straight-time hours in the Plan Year, a pro rata portion of $1,000 based on hours worked.

         TRUSTEE - The trustee of the plan was T. Rowe Price until June 30, 2001. Effective July 1, 2001, the trustee was changed to Wells Fargo, N.A. The recordkeeper is Merrill Lynch Howard Johnson & Company.

         PARTICIPANT ACCOUNTS - Each participant's account is credited with the participant's contribution and income thereon. Participants reimburse the Plan for administrative expenses based on the allocation of a participant's total assets among the Funds. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

         PAYMENT OF BENEFITS - Benefit payments are determined and disbursed by the Trustee after receiving notice from the employer that a participant's beneficial interest has matured due to death, disability, retirement or separation. As of July 2001, benefit payments are no longer permitted when participants incur financial hardship. Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until after the year end of the Plan Year of the participant's death or the attainment of his or her retirement age, whichever comes first, or (b) to receive an immediate lump sum distribution as cash or as a rollover to another qualified plan or Individual Retirement Account.

         PARTICIPANT LOANS - As of July 1, 2001, participants of the Plan may borrow a minimum of $1,000 up to a maximum of 50% of their vested balance, not to exceed $50,000. The participant may choose the term of the loan not to exceed 4 years, unless the purpose of the loan is to acquire a principal residence in which case the term may not exceed 15 years. The interest rate on the loan is the prime rate per the Wall Street Journal on the first business day of each calendar week, plus 1%. Loans are repaid per an amortization schedule through weekly payroll deductions. The loan may be prepaid or repaid in full at any time without penalty. Loan repayments are the responsibility of the employee, whether receiving regular paychecks or not. Participants may only have one loan outstanding at a time and are charged a $10.50 servicing fee each quarter for the term of the loan. At December 31, 2002 and 2001, respectively, there were 23 and 11 loans outstanding with interest rates ranging from 5.75% to 7.75%.

         ALLOCATIONS AND VESTING - Earnings on amounts held in the investment funds are allocated to individual accounts daily, based on the proportion each account bears to the total of all account balances in the specific investment fund. Expenses in excess of available forfeited amounts are allocated on an equal basis to individual accounts quarterly. Participants are 100% vested in their contributions and earnings therein. Participants vest in the Sponsor's matching contribution as follows:

   YEARS OF                       PERCENTAGE
VESTING SERVICE                     VESTED
  Less than 3                          0%
  3                                   20
  4                                   40
  5                                   60
  6                                   80
  7 or more                          100

         Forfeited amounts are used first to restore forfeited balances of rehired participants; second, to pay Plan administrative expenses in the calendar quarter; third, to reduce the Sponsor's contribution.

         INVESTMENT OPTIONS - Participants may direct their contributions to any one or combination of nine investment funds, as elected by the participant. Participants may change their investment options on a daily basis.

2.       SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF ACCOUNTING - The accompanying financial statements have been prepared on the accrual basis of accounting.

         USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan administrator to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from those estimates.

         PAYMENT OF BENEFITS are recorded when paid.

         INVESTMENTS - The investment fund accounts are valued at fair value, which are based upon quoted market prices of the underlying assets. Participants designate the investment funds in which their accounts will be invested. Certain investment funds may use commonly structured derivative financial instruments (including, but not limited to, futures, options, swaps, caps and floors) to manage transaction costs, interest rate risk and maturity risk. The funds hold derivatives only when their use is appropriate and consistent with the investment objectives and policies of each fund. The funds will not invest in any high risk, highly leveraged derivative instrument which is expected to cause the price volatility of the portfolio to be meaningfully different than its asset class. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

         ADMINISTRATIVE EXPENSES incurred by the Plan are paid first from forfeitures from employer contributions of nonvested accounts. Any expenses in excess of forfeitures are deducted each calendar quarter on a pro rata basis from the accounts of all participants.

         INCOME TAXES - The Internal Revenue Service issued a Determination Letter dated July 17, 2002 stating that the Plan and related trust, as then designed, satisfied the requirements of the Internal Revenue Code. The Plan's administrator and the tax counsel believe that the Plan is still being operated in compliance with the applicable requirements of the Internal Revenue Code, and as of the financial statement date, the Plan was qualified and the related trust was tax-exempt. Therefore, no provision for income taxes has been included in the Plan's financial statements.

3.       INVESTMENTS

         The fair values of individual investments that represented 5% or more of the Plan's net assets at December 31, 2002 and 2001 were as follows (in thousands):

                                     2002     2001
SEI Stable Asset Fund No. 191-411   $2,618   $2,272
PIMCO Total Return Fund              3,250    2,239
Alliance Growth & Income Fund        3,578    4,814
Merrill Lynch S&P 500 Index Fund     5,018    6,797
State Street Research Aurora Fund    1,600    1,285

         During the years ended December 31, 2002 and 2001, net depreciation of assets recorded at fair value, including net realized gains and losses, was as follows (in thousands):

                     2002       2001
Mutual funds       $(3,730)   $(1,553)
Common stock          (135)       (31)
                   -------    -------

Total              $(3,865)   $(1,584)
                   =======    =======

4.       PLAN TERMINATION

         Although it has not expressed any intent to do so, the Sponsor has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan termination, participants will become 100% vested in the Sponsor's matching contribution.

5.       PARTY-IN-INTEREST TRANSACTIONS

         The Plan's investments included Safeway Inc. common stock representing party-in-interest transactions that qualify as exempt prohibited transactions.

      Certain Plan investments are managed by Merrill Lynch Howard Johnson & Company. As Merrill Lynch Howard Johnson & Company provides recordkeeping services for the Plan, these transactions qualify as party-in-interest transactions. Administrative fees paid to Merrill Lynch Howard Johnson & Co. for recordkeeping were $16,065 and
      $3,690 in 2002 and 2001, respectively.

THE VONS COMPANIES, INC. PHARMACISTS' 401(k) PLAN

FORM 5500, SCHEDULE H, PARTY IV, LINE 4i - SUPPLEMENTAL
SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 2002 (IN THOUSANDS)

                           ASSET NAME AND DESCRIPTION                                            CURRENT VALUE
    Short-Term Investment Funds:
        SEI Stable Asset Fund, #191-311                                                            $   2,605
        Wells Fargo Short-Term Investment Fund                                                            14

        PIMCO Total Return Fund (304,610 units)                                                        3,250
        Alliance Growth & Income Fund (1,376,291 units)                                                3,579
        Alliance Premier Growth Fund (30,489 units)                                                      419
*       Merrill Lynch S&P 500 Index Fund (466,316 units)                                               5,018
        Pilgrim International Value Fund (40,317 units)                                                  415
*       Safeway Common Stock, (11,000 shares)                                                            257
        State Street Research Aurora Fund (62,030 units)                                               1,600
        TCW Galileo Small Cap Growth Fund (23,933 units)                                                 236
        Participant loans 23 loans, interest rates ranging from 5.75% to 7.75%)                          339
                                                                                                   ---------

    Total                                                                                          $  17,732
                                                                                                   =========

* Represents a party-in-interest transaction.